Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Spectral IP, Inc. on Amendment No. 4 to Form S-1 of our report dated March 19, 2025, except for notes 1 and 8, as to which the date is May 6, 2025, with respect to our audit of the consolidated financial statements of Sauvegarder Investment Management, Inc. and Subsidiaries as of December 31, 2024 and for the period from March 25, 2024 (inception) through December 31, 2024, which report appears in the Prospectus as part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ UHY LLP

Melville, NY
July 3, 2025

An independent member of UHY International